Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
April 24, 2007	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Profits of $750,704

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that it had posted earnings of $750,704 or $.21 per fully diluted share for the first quarter of 2007. This represents an 8.87 percent increase in profitability from the first quarter of 2006 when the Company reported earnings of $689,523 or $.20 per fully diluted share. The improvement in earnings was primarily the result of higher net interest income and noninterest income over the previous period.

Total assets were $195,891,833 as of March 31, 2007, an increase of 11.54 percent from the $175,631,366 reported on March 31, 2006. Net loans increased 5.92 percent to $152,293,539 compared to $143,788,080 at the end of the first quarter 2006. Loan loss reserves were $2,524,154 or 1.63 percent of total loans as of March 31, 2007. Total deposits increased to $159,048,021 at the end of the first quarter, a 13.40 percent increase from the first quarter of 2006.

Surrey Bancorp (SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with U-Vest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

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